Exhibit 99.1
Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE      October 29, 2015

TELEFLEX REPORTS THIRD QUARTER 2015 RESULTS

Third Quarter Revenues of $443.7 million, Down 2.9% Versus Prior Year Period; Up 4.2% on Constant Currency Basis

Third Quarter GAAP Diluted EPS of $1.27, Up 7.6% Over the Prior Year Period

Third Quarter Adjusted Diluted EPS of $1.60, up 1.9%, Including the Unfavorable Impact From Foreign Currency of Approximately 17%

2015 Guidance Range for Constant Currency Revenue Growth Narrowed From a Range of 4.0% to 6.0% to a Range of 4.7% to 5.5%

2015 Guidance Range for Adjusted Diluted EPS Narrowed From a Range of $6.10 to $6.35 to a Range of $6.20 to $6.30

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the third quarter ended September 27, 2015.

Third quarter net revenues were $443.7 million, a decrease of 2.9% over the third quarter 2014. Excluding the impact of foreign currency fluctuations, third quarter net revenues increased 4.2% over the year ago quarter.

Third quarter GAAP diluted earnings per share from continuing operations increased 7.6% to $1.27, as compared to $1.18 in the prior year period. Third quarter adjusted diluted earnings per share from continuing operations increased 1.9% to $1.60, compared to $1.57 in the prior year period.

“During the third quarter of 2015, Teleflex's North American business units continued their strong performance," said Benson Smith, Chairman, President and Chief Executive Officer. "The investments we have been making in our key North American strategic business units are yielding returns, as our revenue growth was broad-based, and included volume growth of over 3%, increased revenue from new product introductions of approximately 1%, and the contribution from improved pricing and recently completed acquisitions, which together total approximately 1.5%. In addition to North American strength, constant currency revenue growth in Asia returned to double-digit levels. However, our top-line performance this quarter was adversely affected by a year-over-year revenue decline in Latin America due to macroeconomic factors impacting the region."

Added Smith, "In addition, despite softness in Latin America and significant foreign currency headwinds, the Company continued to grow adjusted earnings per share thanks to operational initiatives and a reduction in our tax rate. Looking forward, we anticipate a strong close to the year from the perspective of constant currency revenue growth and adjusted earnings per share, as our facility footprint restructuring remains on track."

THIRD QUARTER NET REVENUE BY SEGMENT AND GEOGRAPHY

Vascular North America third quarter net revenues were $82.6 million, an increase of 7.8% compared to the third quarter 2014. Excluding the impact of foreign currency fluctuations, third quarter net revenues increased 8.6% compared to the year ago quarter. The increase in constant currency revenue was largely due to higher sales volume of existing products.

Surgical North America third quarter net revenues were $39.6 million, an increase of 9.6% compared to the third quarter 2014. Excluding the impact of foreign currency fluctuations, third quarter net revenues increased 11.1% compared to the year ago quarter. The increase in constant currency revenue was largely due to product sales resulting from acquisitions, an increase in new product sales, price increases and higher sales volume of existing products.

Anesthesia North America third quarter net revenues were $47.6 million, an increase of 0.9% compared to the third quarter 2014. Excluding the impact of foreign currency fluctuations, third quarter net revenues increased 1.6% compared to the year ago quarter. The increase in constant currency revenue was largely due to new product sales.

EMEA third quarter net revenues were $120.9 million, a decrease of 14.4% compared to the third quarter 2014. Excluding the impact of foreign currency fluctuations, third quarter net revenues increased 1.1% compared to the year ago quarter. The increase in constant currency revenue was largely due to new product sales.

Asia third quarter net revenues were $61.9 million, a decrease of 0.2% compared to the third quarter 2014. Excluding the impact of foreign currency fluctuations, third quarter net revenues increased 11.3% compared to the year ago quarter. The increase in constant currency revenue was largely due to price increases, product sales resulting from acquisitions and higher sales volume of existing products.

OEM and Development Services (“OEM”) third quarter net revenues were $39.0 million, a decrease of 0.6% compared to the third quarter 2014. Excluding the impact of foreign currency fluctuations, third quarter net revenues increased 2.5% compared to the year ago quarter. The increase in constant currency revenue was largely due to an increase in new product sales.

	Three Months Ended		% Increase/ (Decrease)
	September 27, 2015	September 28, 2014	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$82.6	$76.7	8.6%	(0.8%)	7.8%
Surgical North America	39.6	36.1	11.1%	(1.5%)	9.6%
Anesthesia North America	47.6	47.2	1.6%	(0.7%)	0.9%
EMEA	120.9	141.2	1.1%	(15.5%)	(14.4%)
Asia	61.9	62.0	11.3%	(11.5%)	(0.2%)
OEM	39.0	39.2	2.5%	(3.1%)	(0.6%)
All Other	52.1	54.8	(2.7%)	(2.3%)	(5.0%)
Total	$443.7	$457.2	4.2%	(7.1%)	(2.9%)

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing costs for the first nine months of 2015 aggregated $92.0 million compared to $96.3 million for the prior year period.

Cash and cash equivalents at September 27, 2015 were $276.5 million compared to $303.2 million at December 31, 2014.

Net accounts receivable at September 27, 2015 were $273.0 million compared to $273.7 million at December 31, 2014.

Net inventories at September 27, 2015 were $345.9 million compared to $335.6 million at December 31, 2014.

Net debt obligations at September 27, 2015 were $812.6 million compared to $801.4 million at December 31, 2014.

2015 OUTLOOK

The Company narrowed its full year 2015 constant currency revenue growth guidance from a range of 4.0% to 6.0% to a range of 4.7% to 5.5%. On a GAAP basis, revenues are expected to decrease 1.5% to 2.3% compared to the prior year due to the unfavorable impact of foreign currency fluctuations. Previously, the Company estimated that GAAP revenue would range from flat to a 2.0% decrease compared to the prior year.

In addition, the Company narrowed its full year 2015 adjusted diluted earnings per share guidance from a range of $6.10 to $6.35 to a range of $6.20 to $6.30. Consistent with management's previous expectations, foreign currency fluctuations are anticipated to negatively impact adjusted earnings per share in 2015 by approximately 15%. The Company has updated its full year 2015 GAAP diluted earnings per share from continuing operations range from $4.23 to $4.38 to a range of $4.53 to $4.63, reflecting an expected reduction in 2015 forecasted restructuring, impairment charges and special items, net of tax.

FORECASTED 2015 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2015 GAAP revenue growth	(2.3%)	(1.5%)

Estimated impact of foreign currency fluctuations	7.0%	7.0%

Forecasted 2015 constant currency revenue growth	4.7%	5.5%

FORECASTED 2015 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$4.53	$4.63

Restructuring, impairment charges and special items, net of tax	$0.60	$0.60

Intangible amortization expense, net of tax	$0.90	$0.90

Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Adjusted diluted earnings per share	$6.20	$6.30

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until November 3, 2015 at 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 53575576.

ADDITIONAL NOTES

Constant currency revenue growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

References in this release to the unfavorable impact of foreign currency on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) restructuring and impairment charges; (ii) certain losses and other charges, including acquisition and integration costs, charges related to facility consolidations, net of specified reversals, including a reversal of liabilities related to certain contingent consideration arrangements and a reversal related to a litigation verdict against the Company with respect to a non-operating joint venture; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; (v) loss on extinguishment of debt; and (vi) tax benefits resulting from the resolution of, or expiration of the statute of limitations with respect to, prior years’ tax matters. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended – September 27, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$215.5	$138.8	$12.6	$0.7	($0.4)	$14.2	$0.8	$61.5	$1.27	48,532
Adjustments
Restructuring and other impairment charges	—	—	—	0.7	—	—	0.3	0.4	$0.01	—
Losses and other charges (A)	2.3	(0.5)	—	—	(0.4)	—	0.8	0.6	$0.01	—
Amortization of debt discount on convertible notes	—	—	—	—	—	3.3	1.2	2.1	$0.04	—
Intangible amortization expense	—	15.5	—	—	—	—	4.1	11.4	$0.23	—
Tax adjustment (B)	—	—	—	—	—	—	3.9	(3.9)	($0.08)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.11	(3,536)
Adjusted basis	$213.2	$123.9	$12.6	—	—	$10.8	$11.1	$72.1	$1.60	44,996
Quarter Ended – September 28, 2014
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$221.0	$138.3	$14.9	$1.1	—	$17.0	$9.7	$55.1	$1.18	46,628
Adjustments
Restructuring and other impairment charges	—	—	—	1.1	—	—	0.1	1.0	$0.02	—
Losses and other charges (A)	1.9	(0.9)	0.0	—	—	—	1.1	(0.0)	—	—
Amortization of debt discount on convertible notes	—	—	—	—	—	3.1	1.1	2.0	$0.04	—
Intangible amortization expense	—	15.0	—	—	—	—	4.0	11.0	$0.24	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.09	(2,799)
Adjusted basis	$219.1	$124.2	$14.8	—	—	$13.9	$16.0	$69.0	$1.57	43,829

(A) In 2015, losses and other charges include approximately $1.9 million, net of tax, or $0.04 per share, related to acquisition and integration costs, and charges related to facility consolidations; approximately ($0.3) million, net of tax, or ($0.01) per share, related to a gain on sale of business and assets; reversals included approximately ($1.0) million, net of tax, or ($0.02) per share, related to contingent consideration liabilities. In 2014, losses and other charges include approximately $1.5 million, net of tax, or $0.03 per share, related to acquisition and integration costs; reversals included approximately ($1.5) million, net of tax, or ($0.03) per share, related to the reversal of contingent consideration liabilities.

(B) The tax adjustment represents a net benefit resulting from legislative tax law change impacting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year-to-date Ended – September 27, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$641.1	$420.8	$38.9	$5.7	($0.4)	$47.2	$10.5	$15.4	$145.4	$3.03	47,969
Adjustments:
Restructuring and other impairment charges	—	—	—	5.7	—	—	—	2.1	3.6	$0.08	—
Losses and other charges (A)	7.6	(3.0)	—	—	(0.4)	—	—	2.2	1.9	$0.03	—
Amortization of debt discount on convertible notes	—	—	—	—	—	9.8	—	3.6	6.2	$0.13	—
Intangible amortization expense	—	45.3	—	—	—	—	—	12.0	33.3	$0.69	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	10.5	3.8	6.6	$0.14	—
Tax adjustment (B)	—	—	—	—	—	—	—	4.1	(4.1)	($0.08)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.30	(3,319)
Adjusted basis	$633.5	$378.5	$38.9	—	—	$37.4	—	$43.1	$193.0	$4.32	44,650
Year-to-date Ended – September 28, 2014
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$662.4	$425.4	$43.8	$16.5	—	$48.2	—	$28.2	$138.6	$3.00	46,256
Adjustments:
Restructuring and other impairment charges	—	—	—	16.5	—	—	—	4.7	11.8	$0.26	—
Losses and other charges (A)	2.8	(2.1)	0.1	—	—	—	—	1.9	(1.1)	($0.02)	—
Amortization of debt discount on convertible notes	—	—	—	—	—	9.1	—	3.3	5.8	$0.12	—
Intangible amortization expense	—	47.1	—	—	—	—	—	13.9	33.1	$0.72	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	—	—	—	—	—
Tax adjustment (B)	—	—	—	—	—	—	—	0.2	(0.2)	($0.01)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.25	(2,654)
Adjusted basis	$659.6	$380.4	$43.7	—	—	$39.1	—	$52.3	$187.9	$4.31	43,602

(A) In 2015, losses and other charges include approximately $5.8 million, net of tax, or $0.12 per share, related to acquisition and integration costs, and charges related to facility consolidations; approximately ($0.3) million, net of tax, or ($0.01) per share, related to a gain on sale of business and assets; reversals included approximately ($3.4) million, net of tax, or ($0.07) per share, related to contingent consideration liabilities and approximately ($0.2) million, net of tax, or ($0.01) per share, related to a litigation verdict against the Company with respect to a non-operating joint venture. In 2014, losses and other charges include approximately $7.0 million, net of tax, or $0.16 per share, related to acquisition and integration costs; reversals included approximately ($8.1) million, net of tax, or ($0.18) per share, related to the reversal of contingent consideration liabilities.

(B) In 2015, the tax adjustment represents a net benefit resulting from legislative tax law change impacting our deferred tax liability. In 2014, the tax adjustment represents a benefit resulting from the expiration of statute of limitations with respect to a foreign tax matter.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

September 27, 2015	December 31, 2014

	(Dollars in thousands)
Note payable and current portion of long term borrowings	$416,685	$368,401

Long term borrowings	646,000	700,000

Unamortized debt discount	26,386	36,197

Total debt obligations	1,089,071	1,104,598

Less: cash and cash equivalents	276,463	303,236

Net debt obligations	$812,608	$801,362

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, our expectation of a strong close to the year from the perspective of constant currency revenue growth and adjusted earnings per share; and forecasted 2015 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
	(Dollars and shares in thousands, except per share)
Net revenues	$443,714	$457,173	$1,325,189	$1,363,824
Cost of goods sold	215,501	221,007	641,102	662,411
Gross profit	228,213	236,166	684,087	701,413
Selling, general and administrative expenses	138,840	138,252	420,765	425,392
Research and development expenses	12,571	14,871	38,898	43,803
Restructuring charges	660	1,108	5,688	16,511
Gain on sale of assets	(408)	—	(408)	—
Income from continuing operations before interest, extinguishment of debt and taxes	76,550	81,935	219,144	215,707
Interest expense	14,306	17,184	47,685	48,650
Interest income	(130)	(161)	(453)	(494)
Loss on extinguishment of debt	—	—	10,454	—
Income from continuing operations before taxes	62,374	64,912	161,458	167,551
Taxes on income from continuing operations	803	9,684	15,415	28,224
Income from continuing operations	61,571	55,228	146,043	139,327
Operating loss from discontinued operations	(788)	(247)	(1,432)	(1,866)
(Benefit) taxes on loss from discontinued operations	(69)	24	180	(345)
Loss from discontinued operations	(719)	(271)	(1,612)	(1,521)
Net income	60,852	54,957	144,431	137,806
Less: Income from continuing operations attributable to noncontrolling interest	28	126	692	765
Net income attributable to common shareholders	$60,824	$54,831	$143,739	$137,041
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.48	$1.33	$3.50	$3.35
Loss from discontinued operations	(0.02)	(0.01)	(0.04)	(0.04)
Net income	$1.46	$1.32	$3.46	$3.31
Diluted:
Income from continuing operations	$1.27	$1.18	$3.03	$3.00
Loss from discontinued operations	(0.02)	—	(0.03)	(0.04)
Net income	$1.25	$1.18	$3.00	$2.96
Dividends per share	$0.34	$0.34	$1.02	$1.02
Weighted average common shares outstanding
Basic	41,597	41,399	41,542	41,347
Diluted	48,532	46,628	47,969	46,256
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$61,543	$55,102	$145,351	$138,562
Loss from discontinued operations, net of tax	(719)	(271)	(1,612)	(1,521)
Net income	$60,824	$54,831	$143,739	$137,041

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 27, 2015	December 31, 2014
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$276,463	$303,236
Accounts receivable, net	272,996	273,704
Inventories, net	345,899	335,593
Prepaid expenses and other current assets	33,798	35,697
Prepaid taxes	43,966	40,256
Deferred tax assets	55,981	57,301
Assets held for sale	7,044	7,422
Total current assets	1,036,147	1,053,209
Property, plant and equipment, net	313,244	317,435
Goodwill	1,303,175	1,323,553
Intangible assets, net	1,192,364	1,216,720
Investments in affiliates	324	1,150
Deferred tax assets	940	1,178
Other assets	61,507	64,010
Total assets	$3,907,701	$3,977,255
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$416,685	$368,401
Accounts payable	67,906	64,100
Accrued expenses	67,027	72,383
Current portion of contingent consideration	545	11,276
Payroll and benefit-related liabilities	77,435	85,442
Accrued interest	7,490	9,169
Income taxes payable	9,728	13,768
Other current liabilities	10,655	10,360
Total current liabilities	657,471	634,899
Long-term borrowings	646,000	700,000
Deferred tax liabilities	406,101	451,541
Pension and postretirement benefit liabilities	148,514	167,241
Noncurrent liability for uncertain tax provisions	50,817	50,884
Other liabilities	57,737	58,991
Total liabilities	1,966,640	2,063,556
Commitments and contingencies
Total common shareholders' equity	1,938,891	1,911,309
Noncontrolling interest	2,170	2,390
Total equity	1,941,061	1,913,699
Total liabilities and equity	$3,907,701	$3,977,255

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 27, 2015	September 28, 2014
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations
Net income	$144,431	$137,806
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	1,612	1,521
Depreciation expense	34,035	37,409
Amortization expense of intangible assets	45,278	47,053
Amortization expense of deferred financing costs and debt discount	12,662	11,792
Loss on extinguishment of debt	10,454	—
Gain on sale of assets	(408)	—
Changes in contingent consideration	(3,260)	(7,670)
Stock-based compensation	10,379	9,125
Deferred income taxes, net	(21,960)	(2,808)
Other	(18,329)	(4,310)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(8,714)	2,442
Inventories	(19,904)	(23,084)
Prepaid expenses and other current assets	1,636	(4,087)
Accounts payable and accrued expenses	(2,855)	14,258
Income taxes receivable and payable, net	(8,297)	(10,649)
Net cash provided by operating activities from continuing operations	176,760	208,798
Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(45,566)	(48,220)
Proceeds from sale of assets	408	5,251
Payments for businesses and intangibles acquired, net of cash acquired	(63,451)	(28,535)
Investment in affiliates	—	(40)
Net cash used in investing activities from continuing operations	(108,609)	(71,544)
Cash Flows from Financing Activities of Continuing Operations:
Proceeds from new borrowings	288,100	250,000
Reduction in borrowings	(303,627)	(480,009)
Debt extinguishment, issuance and amendment fees	(9,017)	(3,689)
Net proceeds from share based compensation plans and the related tax impacts	4,815	2,936
Payments to noncontrolling interest shareholders	(833)	(1,094)
Payments for contingent consideration	(7,974)	—
Dividends paid	(42,382)	(42,174)
Net cash used in financing activities from continuing operations	(70,918)	(274,030)
Cash Flows from Discontinued Operations:
Net cash used in operating activities	(1,954)	(1,946)
Net cash used in discontinued operations	(1,954)	(1,946)
Effect of exchange rate changes on cash and cash equivalents	(22,052)	(6,880)
Net decrease in cash and cash equivalents	(26,773)	(145,602)
Cash and cash equivalents at the beginning of the period	303,236	431,984
Cash and cash equivalents at the end of the period	$276,463	$286,382